EXHIBIT 23.1


                          Independent Auditors' Consent


To the Board of Directors and Shareholders of Footstar, Inc.:

We consent to incorporation by reference in the registration statements (No. 333-20731, No. 333-30011 and No. 333-41390) on Form S-8 of Footstar, Inc. of our
report dated February 5, 2002, except as to the third paragraph of the "Business Risk" note which is as of March 15, 2002, with respect to the consolidated balance sheets of Footstar, Inc. and Subsidiary Companies as of December 29, 2001 and December 30, 2000, and the related consolidated statements of operations, shareholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 29, 2001 and the related financial statement schedule, which report appears in the December 29, 2001 Annual Report on Form 10-K.



/s/ KPMG LLP

New York, New York
March 20, 2002


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